Exhibit (d)(1)

SOLICITATION AGENCY AGREEMENT FOR

TENDER OF WARRANTS IN PURCHASING SHARES

This Solicitation Agency Agreement is entered into by and between CRYOPORT, INC., a Nevada corporation (“Issuer”), and Feltl AND COMPANY, iNC. (the “Solicitation Agent”) as of September 2, 2016.

Background of the Agreement

A.                As of July 29, 2015, the Issuer issued in a public offering common stock and warrants involving rights under the warrants to purchase an aggregate of 2,090,750 shares of the Issuer’s common stock at an exercise price of $3.57 (the “Public Warrants”).

B.                 As of January 30, 2016 certain preferred stock were exchanged for shares of common stock and warrants involving rights under the warrants to purchase an aggregate of 4,977,038 shares of the Issuer’s common stock at an exercise price of $3.57 (the “Private Warrants” and collectively with the Public Warrants, the “Warrants”).

C.                 The terms of the Warrants are substantially identical; however, the Private Warrants were not issued pursuant to an effective registration under the Securities Act of 1933, as amended (the “Act”) nor is there in place an effective registration under the Act for the issuance of shares upon exercise of the Private Warrants as there is with respect to the Public Warrants.

D.                The Issuer has engaged Emergent Financial Group, Inc. as the solicitation agent in connection with the solicitation of holders of the Private Warrants in connection with the Offering described below and desires to engage the Solicitation Agent to act as solicitation agent with respect to the Public Warrants pursuant to the terms of this Agreement.

Agreements

1.       DESCRIPTION OF OFFERING.

(a)       Issuer proposes to offer (the “Offering”) to the holders (individually an “Offeree” and collectively the “Offerees”) of the Warrants, the opportunity to exchange such Warrants for (1) an equal number of new warrants with an exercise price of $1.50 (the “New Warrants”), conditioned upon the immediate exercise of the New Warrants in connection with the closing of the Offering, and (2) one $3.00 supplemental warrant for every four New Warrants exercised (the “Supplemental Warrant”). The shares of common stock of the Issuer (the “Common Stock”) to be issued upon the exercise of the New Warrants are referred to herein as the “Shares.” The Supplemental Warrant will also have the following terms:

(i)       The term of the Supplemental Warrant will expire upon the third anniversary of the closing date of the Offering or the thirtieth day following the date upon which the closing trading price for the Issuer’s common stock is $4.50 or greater for ten consecutive trading days;

(ii)       The exercise price of the Supplemental Warrant will be $3.00; and

(iii)       In the event the Issuer shall not maintain an effective registration under the Act with respect to the issuance of shares upon exercise of the Supplemental Warrants, the holder will be permitted to exercise via a “cashless exercise.”

(b) Each Offeree who desires to participate in the Offering with respect to some or all of the Warrants held by such Offeree is to:

(i) complete and submit a Letter of Transmittal in the form established for that by the Issuer (the “Letter of Transmittal”) in which the Offeree elects to exchange such Warrants for New Warrants with respect a level of exchange the Offeree selects;

(ii) exercise such New Warrants by delivering cash to the escrow agent engaged by the Issuer for that purpose in accordance with the instructions set out in the Letter of Transmittal; and

(iii) to the extent the Offeree elects to exchange less than all of a Warrant, the Offeree is to be issued a residual warrant under the same terms as the original Warrant for the remaining number of shares purchasable under such Warrant.

(c)       The maximum number of Shares Issuer may issue as a result of the Offering is 7,067,788 Shares. Provided, however, if the Issuer does not secure consent by its shareholders at its annual meeting for the Offering, then the maximum number of Shares that may be issued is 3,023,944. In the event the Offerees tender for more than the maximum number of Shares that Issuer will issue as a result of the Offering, the acceptance by Issuer of the tenders will be on a prorated basis as nearly as is possible with no fractional Shares being issued. In connection with the Offer, Mr. Jerrell Shelton and Dr. Robert Hariri have agreed not to tender their Warrants for the purchase of 80,558 and 15,300 shares of common stock, respectively.

(d)       The Offering will be made pursuant to, and contingent upon, an effective registration statement filed by the Issuer with the Securities and Exchange Commission.

2.       APPOINTMENT OF AGENT.

On the basis of the warranties, representations and agreements of the parties hereto, and the satisfaction of the conditions set forth herein, Issuer hereby appoints the Solicitation Agent, and the Solicitation Agent hereby accepts such appointment, to act as Issuer’s exclusive agent in connection with the Offering made to holders of Public Warrants, on a best efforts basis, which appointment will be for the period set forth in Section 4 below and, for avoidance of doubt, will end on the Termination Date. The Solicitation Agent shall not appoint or engage any sub-agents without Issuer’s prior written consent.

3.       REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF ISSUER. Issuer hereby represents and warrants to and agrees with Solicitation Agent as follows:

(a)       Issuer will prepare and file with the Securities and Exchange Commission a registration statement under the Act with respect to the Offering which includes a prospectus (the “Prospectus”) and a Letter of Transmittal (the “Election” and together the Prospectus and the other documents contemplated therein are referred to herein as the “Offering Documents”). The Offering Documents will be subject to the Solicitation Agent’s reasonable approval.

(b)       Promptly following the filing with the Securities and Exchange Commission of a Schedule TO related to the Offering, the Issuer shall distribute the Offering Documents to the holders of Private Warrants at their addresses set forth in the records of the Issuer. With respect to the holders of Public Warrants, the Issuer shall seek disclosure of the names and addresses of beneficial owners and provide to such named owners the Offering Documents as soon as is practicable following the filing of such Schedule TO. The initial Offering Documents will include the preliminary prospectus filed with the Securities and Exchange Commission. The Issuer will, in compliance with the requirements of the Act and the Rules and Regulations thereunder, provide amended preliminary and final prospectuses to Offerees seeking to participate in the Offering.

(c)       As of the closing of the Offering, the Offering Documents will (i) contain all material statements which are required to be made therein in accordance with the Act and the Rules and Regulations; (ii) in all material respects conform to the applicable requirements of the Act and of the rules and regulations adopted under the Act (the “Rules and Regulations”); and (iii) not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, provided that the representations and warranties in this paragraph shall not apply to statements or omissions made in reliance upon written information furnished to Issuer by the Solicitation Agent expressly for use in preparation of the Offering Documents.

(d)       Issuer is duly organized and validly existing as a corporation in good standing under the laws of the State of Nevada, with full power and authority to own its properties and conduct its business, as to be described in the Memorandum.

(e)       Issuer shall take commercially reasonable action necessary to conduct the Offering in accordance with law.

4.       REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF SOLICITATION AGENT. The Solicitation Agent hereby represents and warrants to Issuer as follows:

(a)       The Solicitation Agent is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”) and will maintain such good standing status during the term of this Agreement. No proceedings are pending or, to the best of the Solicitation Agent’s knowledge, threatened that, in any way, may revoke or limit the Solicitation Agent’s authority to commence the Offering, including, but not limited to, any proceedings or actions by FINRA, the Securities and Exchange Commission, the Minnesota Department of Commerce or any other applicable state blue sky authorities.

(b)       The Solicitation Agent is a licensed broker-dealer in good standing under the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, and the laws and regulations of Minnesota and such other states where the Solicitation Agent will solicit Offerees to participate in the Offering. Issuer will not be disqualified from relying on Rule 505 of Regulation D by reason of the application of Rule 505(b)(2)(iii) to the Offering due to any act or omission of the Solicitation Agent or any of its directors, officers or employees. The representatives employed by or contracting with the Solicitation Agent are duly licensed by FINRA, and are duly licensed in each of the states in which offers, offers for sale, or sales of the Units will be made.

(c)       The Solicitation Agent will not engage in general solicitation or general advertising within the meaning of Rule 502 of Regulation D in connection with the Offering.

(d)       Neither the Solicitation Agent nor any of its registered representatives, directors or executive officers is subject to any disqualifying event specified in Rule 506(d). The Solicitation Agent will reasonably cooperate with efforts of Issuer to confirm the accuracy of this representation.

5.       SOLICITATION PERIOD. Subject to applicable law, the Solicitation Agent shall commence the solicitation of Offerees as soon as is reasonably practicable following the completion of the Offering Documents for distribution to Offerees and, unless otherwise terminated hereunder, shall continue to solicit participation by the Offerees in the Offering until the expiration date of the Offering in accordance with the Offering Documents (the “Termination Date”). The Issuer and Solicitation Agent contemplate the Termination Date will be September 16, 2016.

6.       DELIVERIES AND CLOSING.

(a)       The Solicitation Agent shall require the Offerees who elect to participate in the Offering to complete the Election supplied for that purpose by Issuer. Copies of the Election tendered by Offerees will be provided to Issuer’s Chief Financial Officer.

(b)       All payments tendered by Offerees will be deposited into an escrow account with an escrow agent pursuant to the terms of a proceeds escrow agreement among such escrow agent, Issuer and the Solicitation Agent pending disbursement in connection with the completion of the Offering (the “Closing”). All disbursements will be pursuant to joint instructions of Issuer and the Solicitation Agent delivered to the escrow agent.

(c)       The original Warrants of Offerees who elect to participate in the Offering and hold certificated Warrants shall be delivered to Continental Stock Transfer & Trust Company (“Continental”) in accordance with the requirements of the Election and the Offering Documents.

(d)       In the event, an Offeree who was issued a certificated Warrant and desires to participate in the Offering is unable to locate the Offeree’s original Warrant, Offeree shall be instructed to contact Continental to obtain the Affidavit of Loss and Indemnification Agreement which may be executed by such Offeree confirming the inability to locate the Warrant, providing customary indemnification provisions, and requesting Issuer to permit the tender without delivery of the original Warrant for cancellation.

(e)       In the event an Offeree holds Warrants in book entry form and elects to participate in the Offering, such Warrants shall be transferred by book entry into Continental’s account with the Depository Trust Company and provide valid confirmation of such transfer in the Election.

(f)       Promptly following the Termination Date, Issuer and Solicitation Agent will conduct the Closing. In connection with the Closing:

(i)        Issuer will provide to Solicitation Agent evidence of the directions to Issuer’s transfer agent for the issuance to the Offerees of the Shares being issued, whether or not such shares will be certificated;

(ii)       Issuer will provide to Solicitation Agent evidence of the issuance of Supplemental Warrants associated with the Shares being issued;

(iii)       original Warrants or Affidavit of Loss and Indemnification Agreement shall be delivered to Issuer;

(iv)       Issuer and the Solicitation Agent will execute and deliver to the escrow agent joint instructions to disburse the escrowed proceeds among Issuer, the Solicitation Agent and any Offeree due a return of tendered funds; and

(v)       Issuer will provide to Solicitation Agent evidence of the residual warrants being issued to the Offerees who are due such warrants due to election to amend and exercise less than all shares issuable upon conversion of the applicable Warrant.

7.       SOLICITATION COMPENSATION AND OFFERING EXPENSES.

(a)       The Solicitation Agent shall receive a cash fee (the “Solicitation Commissions”) equal to seven percent (7%) of the gross proceeds received from the exercise of New Warrants issued upon the tender of Public Warrants solicited by Solicitation Agent pursuant to this Agreement. Such compensation is to be due and payable to the Solicitation Agent in immediately available funds at the Closing. No such Solicitation Compensation will be due with respect to the exercise of Warrants by any of Jerrell Shelton, Frauke Berman, GBR Investments or Robert Hariri for an aggregate of 174,367 Warrants they hold (the “Insider Warrants”).

(b)       The Issuer will pay the costs of filing the registration statement and Schedule TO with respect to the Offering and the costs of preparation and its distribution of the Offering Documents. The Issuer shall pay the filing fees for submission to FINRA’s Public Offering System the Offering Documents and other information required under FINRA’s Corporate Finance Rules 5110, 5121 and 2310.

8.       CONFIDENTIALITY. In the course of its services under this Agreement, the Solicitation Agent will have access to Confidential Information (as defined below) concerning Issuer. The Solicitation Agent agrees that all Confidential Information will be treated by the Solicitation Agent as confidential in all respects. The Solicitation Agent hereby agrees that it and its employees, dealers, affiliates and representatives shall: (i) use the Confidential Information solely for the purposes of its engagement hereunder; and (ii) not disclose any Confidential Information to any other party except to those Solicitation Agent representatives who need to know such information for the purposes of the Solicitation Agent’s engagement hereunder and who have been advised of such confidentiality restrictions. The term “Confidential Information” shall mean all information, whether written or oral, which is or has been disclosed by Issuer, agents or representatives to the Solicitation Agent or any of its representatives in connection with the Offering and the transactions contemplated hereby, which is not in the public domain, but shall not include: (i) information which is publicly disclosed other than by or at the direction of the Solicitation Agent in violation of this Agreement; (ii) information which is obtained by the Solicitation Agent from a third party that (x) has not violated, or obtained such information in violation of, any obligation to Issuer with respect to such information, and (y) does not require the Solicitation Agent to refrain from disclosing such information; and (iii) information which is required to be disclosed by the Solicitation Agent or its outside counsel under compulsion of law (whether by oral question, interrogatory, subpoena, civil investigative demand or otherwise) or by order of any court or governmental or regulatory body to whose supervisory authority the Solicitation Agent is subject; provided that, in such circumstance, the Solicitation Agent will give Issuer prior written notice within one day of Solicitation Agent’s knowledge or determination of such requirement of disclosure and cooperate with Issuer to minimize the scope of any such disclosure. The Solicitation Agent’s obligation under this section shall continue after the date of expiration, termination or completion of this Agreement or the Solicitation Agent’s engagement hereunder.

9.       INDEMNIFICATION.

(a)       Issuer (to the extent that it is not limited by judgment of a proper court of law under the Act) shall indemnify and hold harmless the Solicitation Agent, and each person who controls (as such term is defined by Rule 405 under the Act) the Solicitation Agent within the meaning of the Act, against any losses, claims, damages or liabilities, joint and several, to which the Solicitation Agent or such controlling persons may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the Offering Documents, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any inaccuracy in, or breach of, the representations and warranties of Issuer contained herein or any failure of Issuer to perform its obligations hereunder or under law; and Issuer will reimburse the Solicitation Agent and each such controlling person for any legal or other expenses reasonably incurred by such Solicitation Agent or such controlling person in connection with investigating or defending any such loss, claim, damage, liability or action, as incurred; provided, however, that Issuer will not be liable in any such case to the extent that such loss, claim, damage or liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to Issuer by the Solicitation Agent specifically for use in the preparation of the Offering Documents or any additions or supplements thereto or to the extent it is caused by the grossly negligent, willful or fraudulent actions of the Solicitation Agent. This indemnity agreement will be in addition to any liability which Issuer may otherwise have.

The foregoing indemnity agreement is subject to the condition that, insofar as it relates to any untrue statement, alleged untrue statement, omission or alleged omission made in any form of the Offering Documents but eliminated or remedied by amendment or supplement to the Offering Documents, such indemnity agreement shall not inure to the benefit of the Solicitation Agent or each such controlling person with respect to any loss, liability, claim or damage asserted by any person who purchased the Units which are the subject thereof, if the Offering Documents was so amended or supplemented prior to such acceptance of the subscription.

(b)       The Solicitation Agent (to the extent that it is not limited by judgment of a proper court of law under the Act), will indemnify and hold harmless Issuer, each person who controls (as such term is defined under Rule 405 under the Act) Issuer within the meaning of the Act, each of its directors, and each of its officers, against any losses, claims, damages or liabilities, joint and several, to which Issuer, any such controlling person, director or officer may become subject, under the act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Offering Documents, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission is made in the Offering Documents, in reliance upon and in conformity with written information furnished to Issuer by the Solicitation Agent specifically for use in the preparation thereof; or for any inaccuracy in, or breach of, the representations and warranties of the Solicitation Agent contained herein or any failure of the Solicitation Agent to perform its obligations hereunder in accordance with law, and the Solicitation Agent will reimburse Issuer, any such controlling person, director or officer for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, as incurred. This indemnity agreement will be in addition to any liability which the Solicitation Agent may otherwise have.

(c)       Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section, notify each indemnifying party in writing of the commencement thereof. The indemnification provided for in this Section 11 shall not be available to any party who fails to so notify each indemnifying party to the extent that the indemnifying party to whom notification was not given was unaware of the action to which the notification would have related and was prejudiced by the failure to notify; provided, however, that the omission to so notify each indemnifying party will not relieve any indemnifying party from any liability which it may have to any indemnified party otherwise than under this section. In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel chosen by the indemnifying party and reasonably satisfactory to the indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, and selection of counsel satisfactory to the indemnified party, the indemnifying party shall not be liable to such indemnified party under this section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

(d)       As an interim measure during the pendency of any claim, action, investigation, inquiry or other proceeding as to which indemnification hereunder is sought, the indemnifying party will reimburse the indemnified party on a monthly basis for all reasonable legal fees or other expenses incurred in connection with investigating or defending any such claim, action, investigation, inquiry or other proceeding, notwithstanding the absence of a judicial determination as to the propriety and enforceability of the indemnifying party’s obligation to reimburse for such expenses and the possibility that such payments might later be held to have been improper by a court of competent jurisdiction. To the extent that any such interim reimbursement payment is ultimately held to have been improper, the indemnified party shall promptly return it to the party or parties that made such payment, together with interest, compounded daily, determined on the basis of the base rate (or other commercial lending rate for borrowers of the highest credit standing) announced from time to time by Wells Fargo Bank, (“Prime Rate”). Any such interim reimbursement payments which are not made to the indemnified party within 30 days of a request for reimbursement shall bear interest at the Prime Rate from the date of such request.

(e)       In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in Sections 9(a) or 9(b) is for any reason held, by a court of competent jurisdiction, to be unenforceable as to any party entitled to indemnity, Issuer and the Solicitation Agent, or any controlling person of the foregoing, shall contribute to the aggregate losses, claims, damages and liabilities (including any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claims asserted) to which Issuer and the Solicitation Agent, or any controlling person of the foregoing, may be subject (i) in such proportion as is appropriate to reflect the relative benefits received by Issue, on the one hand, and the Solicitation Agent on the other from the offering contemplated hereby or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of Issuer, on the one hand, and of the Solicitation Agent on the other in connection with the statements or omissions which resulted in such loss, claim, damage, liability or expense, as well as any other relevant equitable considerations. The relative benefits received by Issuer, on the one hand, and the Solicitation Agent on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by Issuer bear to the total sales commissions received by the Solicitation Agent. The relative fault of Issuer, on the one hand, and of the Solicitation Agent on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Issuer or by the Solicitation Agent and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. No person guilty of fraudulent misrepresentation or guilty of misstating or misrepresenting a material fact or failing to state a material fact shall be entitled to contribution, as to any liability arising from such fraudulent misrepresentation or omission, from any person who was not guilty of such fraudulent or other misrepresentation or omission.

10.       NOTICES. Except as otherwise expressly provided in this Agreement or duly noticed hereunder, all notices and other communications hereunder shall be in writing and, if given to the Solicitation Agent, shall be mailed, delivered or faxed and confirmed to Emergent Financial Group, Inc., Attention: Peter Voldness and to Issuer at the addresses set forth on the signature page hereof with a copy to the party’s counsel as indicated on the signature page hereof.

11.       MISCELLANEOUS. This Agreement shall inure to the benefit of and be binding upon the successors of the Solicitation Agent and of Issuer. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person or corporation, other than the parties hereto and their successors, and the controlling persons and directors and officers referred to in Section 11, any legal or equitable right, remedy or claim under or in respect to this Agreement or any provision hereof. The term “successors” shall not include any purchaser of the Units merely by reason of such purchase. No subrogee of a benefited party shall be entitled to any benefits hereunder. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the matters contemplated by this Agreement and supersedes all prior and contemporaneous agreements and understandings between the parties with respect to the matters contemplated by this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to such state’s choice of laws provisions.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CRYOPORT, INC.		FELTL AND COMPANY, INC.

By	/s/ Robert Stefanovich	By	/s/ Thomas F. Steichen
	Robert Stefanovich, Chief Financial Officer		Thomas F. Steichen, General Counsel

Address:	17305 Daimler Street	Address:	2100 LaSalle Plaza
	Irvine, CA 92614		800 LaSalle Ave
Minneapolis, MN 55402

With copy to:
Anthony J. Ippolito
Snell & Wilmer
600 Anton Blvd., Suite 1400
Costa Mesa, CA 92626-7689